Term Sheet No. J62
To the Underlying Supplement dated March 25, 2009,
Product Supplement No. JPM-III dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 June 1, 2009

Credit Suisse

Structured Investments
Credit Suisse
$                    Buffered Return Enhanced Notes due June 23, 2010 Linked to a Basket Consisting of the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng® Index and the MSCI Singapore Index and related Asian Currencies

General
•
The notes are designed for investors who seek a return at maturity of two times the appreciation of a basket of Asian indices multiplied by the performance of their respective currencies against the U.S. dollar up to a Maximum Return on the notes of 20.74%*. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than 10%, be willing to lose some or all of their investment.

•	Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing June 23, 2010†.
•	Minimum purchase of $5,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The notes are expected to price on or about June 5, 2009 (the “Pricing Date”) and are expected to settle on or about June 10, 2009. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor’s A+, Moody’s Aa1)††
Basket:
The notes are linked to a weighted basket consisting of five Asian indices (each a “Basket Component,” and together, the “Basket Components”) and the spot exchange rates of four Asian currencies (each a “Basket Currency,” and together the “Basket Currencies”) against the U.S. dollar. We refer to the Basket Components and the Basket Currencies collectively as the “Basket”.

	Basket Component	Ticker	Initial Basket Component Level	Basket Currency	Initial Spot Rate	Weighting
	Hang Seng China Enterprises Index	HSCEI		Hong Kong dollar (HKDUSD)		33.00%
	KOSPI 200 Index	KOSPI2		Korean won (KRWUSD)		23.00%
	MSCI Taiwan Index	TWY		Taiwan dollar (TWDUSD)		20.00%
	Hang Seng Index	HSI		Hong Kong dollar (HKDUSD)		16.00%
	MSCI Singapore Index	SGY		Singapore dollar (SGDUSD)		8.00%
Currency of the Issue:	United States Dollars
Upside Leverage Factor:	2
Payment at Maturity:
If the Basket Return is greater than 1.00, you will receive a cash payment per $1,000 principal amount of notes, calculated as follows, subject to the Maximum Return on the notes:
$1,000 x [1 + (Basket Return - 1) x Upside Leverage Factor]

*The Maximum Return on the notes will be set on the Pricing Date and will not be less than 20.74%.
If the Basket Return is greater than or equal to 0.90 and less than or equal to 1.00, you will receive a cash payment of $1,000 per $1,000 principal amount of notes.

If the Basket Return is less than 0.90, you will lose an amount equal to 1.1111% of the principal amount of your notes for every 1% by which the Basket Return is less than 0.90, and you will receive a cash payment per $1,000 principal amount of notes, calculated as follows:

$1,000 x [1 + (Basket Return - 1 + 10%) x 1.1111]
You will lose some or all of your investment at maturity if the Basket Return is less than 0.90.
Basket Component Return:	For each Basket Component, the performance of such Basket Component from its Initial Basket Component Level to its Final Basket Component Level, calculated as follows:
Final Basket Component Level Initial Basket Component Level
Initial Basket Component Level:	For each Basket Component, the closing level of such Basket Component on the Pricing Date.
Final Basket Component Level:	For each Basket Component, the arithmetic average of the closing levels of such Basket Component on each of the five Averaging Dates.
Currency Return:	For each Basket Currency, the performance of such Basket Currency from its Initial Spot Rate to its Final Spot Rate, calculated as follows: Final Spot Rate Initial Spot Rate
Spot Rate:
For each Basket Currency, the official MID WM Reuters fixing at 4 pm London Time, expressed as the number of U.S. dollars per one unit of such Basket Currency, subject to the provisions set forth under “Currency Disruption Events” in this term sheet.

Initial Spot Rate:	For each Basket Currency, the Spot Rate on the Pricing Date.
Final Spot Rate:	For each Basket Currency, the Spot Rate on the Final Valuation Date.
Basket Return:
(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) +
(23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
(16.00% x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
(8.00%  x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)

Valuation Dates†:	June 14, 2010, June 15, 2010, June 16, 2010, June 17, 2010 and June 18, 2010 (each an “Averaging Date” and June 18, 2010, the “Final Valuation Date”)
Maturity Date†:	June 23, 2010
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546EHV9
† Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”
†† A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued by Credit Suisse does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this term sheet and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, the underlying supplement, product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed 1.00% of the principal amount of the notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. The notes are not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.
JPMorgan
Placement Agent
June 1, 2009

Additional Terms Specific to the Notes

You should read this term sheet together with the underlying supplement dated March 25, 2009, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003153/a2191818z424b2.htm

•	Product supplement No. JPM-III dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003161/a2191819z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Payment at Maturity on the Notes Under Various Hypothetical Performance Scenarios for the Basket?

The following examples illustrate the payment at maturity for a $1,000 principal amount note under various hypothetical performance scenarios for the Basket Components and Basket Currencies, assuming a Maximum Return of 20.74%. The Basket Component Returns and Currency Returns set forth below are expressed as percentages. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the following scenarios have been rounded for ease of analysis.

Scenario 1

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	110%	110%	110%	110%	110%
Currency Return	100%	100%	100%	100%	100%
Basket Return	1.100
Payment at Maturity	$1,200

In Scenario 1, the Basket Component Return for each Basket Component is 110%, indicating that each of the Basket Components has appreciated by 10% from its Initial Basket Component Level to its Final Basket Component Level, and the Currency Return for each Basket Currency is 100%, indicating that the Initial Spot Rate is the same as the Final Spot Rate for each Basket Currency. The Basket Return is 1.100 and the Payment at Maturity per $1,000 principal amount of notes is $1,200, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) + (23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
	=	(33.00% x 110% x 100%) + (23.00% x 110% x 100%) + (20.00% x 110% x 100%) +
		(16.00% x 110% x 100%) + (8.00% x 110% x 100%)
	=	1.100

Because the Basket Return is greater than 1.0, the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return - 1) x Upside Leverage Factor]
	=	$1,000 x [1 + (1.1 - 1) x 2]
	=	$1,200

Scenario 2

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	100%	100%	100%	100%	100%
Currency Return	100%	110%	110%	100%	110%
Basket Return	1.051
Payment at Maturity	$1,102

In Scenario 2, the Basket Component Return for each Basket Component is 100%, indicating that the Initial Basket Component Level is the same as the Final Basket Component Level for each Basket Component, and the Currency Return is 100% for the Hong Kong dollar and 110% for Korean won, Taiwan dollar and Singapore dollar, indicating that each of the Korean won, Taiwan dollar and Singapore dollar has strengthened against the U.S. dollar such that the Final Spot Rate for each such Basket Currency has appreciated from its Initial Spot Rate by 10%. The Basket Return is 1.051 and the Payment at Maturity per $1,000 principal amount of notes is $1,102, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) + (23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
	=	(33.00% x 100% x 100%) + (23.00% x 100% x 110%) + (20.00% x 100% x 110%) +
		(16.00% x 100% x 100%) + (8.00% x 100% x 110%)
	=	1.051

Because the Basket Return is greater than 1.0, the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return - 1) x Upside Leverage Factor]
	=	$1,000 x [1 + (1.051 - 1) x 2]
	=	$1,102

Scenario 3

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	120%	120%	120%	120%	120%
Currency Return	100%	110%	110%	100%	110%
Basket Return	1.261
Payment at Maturity	$1,207.40

In Scenario 3, the Basket Component Return for each Basket Component is 120%, indicating that each of the Basket Components has appreciated by 20% from its Initial Basket Component Level to its Final Basket Component Level, and the Currency Return is 100% for the Hong Kong dollar and 110% for Korean won, Taiwan dollar and Singapore dollar, indicating that each of the Korean won, Taiwan dollar and Singapore dollar has strengthened against the U.S. dollar such that the Final Spot Rate for each such Basket Currency has appreciated from its Initial Spot Rate by 10%. The Basket Return is 1.261 and the Payment at Maturity per $1,000 principal amount of notes is $1,207.40, reflecting the Maximum Return of 20.74%, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) +
		(23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
	=	(33.00% x 120% x 100%) + (23.00% x 120% x 110%) + (20.00% x 120% x 110%) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
		(16.00% x 120% x 100%) + (8.00% x 120% x 110%)
	=	1.261

Because the Basket Return is greater than 1.0, the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return - 1) x Upside Leverage Factor],
		subject to the Maximum Return
	=	$1,000 x [1 + (1.261 - 1) x 2], subject to the Maximum Return
	=	$1,207.40

Scenario 4

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	90%	90%	90%	90%	90%
Currency Return	100%	100%	120%	100%	125%
Basket Return	0.954
Payment at Maturity	$1,000

In Scenario 4, the Basket Component Return for each Basket Component is 90%, indicating that each of the Basket Components has depreciated by 10% from its Initial Basket Component Level to its Final Basket Component Level, and the Currency Returns for the Hong Kong dollar, Korean won, Taiwan dollar and Singapore dollar are 100%, 100%, 120% and 125%, respectively, indicating in the case of the Taiwan dollar and Singapore dollar that such currencies have strengthened against the U.S. dollar such that the Final Spot Rate has appreciated from the Initial Spot Rate by 20% and 25%, respectively, for such currencies. The Basket Return is 0.954 and the Payment at Maturity per $1,000 principal amount of notes is $1,000, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) +
		(23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
	=	(33.00% x 90% x 100%) + (23.00% x 90% x 100%) + (20.00% x 90% x 120%) +
		(16.00% x 90% x 100%) + (8.00% x 90% x 125%)
	=	0.954

Because the Basket Return is greater than or equal to 0.9 and less than or equal to 1.0, the Payment at Maturity per $1,000 principal amount of notes is $1,000.

Scenario 5

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	85%	70%	75%	80%	90%
Currency Return	100%	100%	120%	100%	125%
Basket Return	0.840
Payment at Maturity	$933.33

In Scenario 5, the Basket Component Returns for the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index are 85%, 70%, 75%, 80% and 90% respectively, indicating that each of the Basket Components has depreciated from its Initial Basket Component Level to its Final Basket Component Level, and the Currency Returns for the Hong Kong dollar, Korean won, Taiwan dollar and Singapore dollar are 100%, 100%, 120% and 125%, respectively, indicating in the case of the Taiwan dollar and Singapore dollar that such currencies have strengthened against the U.S. dollar such that the Final Spot Rate has appreciated from the Initial Spot Rate by 20% and 25%, respectively, for such currencies. The Basket Return is 0.840 and the Payment at Maturity per $1,000 principal amount of notes is $933.33, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return) + (23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
	=	(33.00% x 85% x 100%) + (23.00% x 70% x 100%) + (20.00% x 75% x 120%) +
		(16.00% x 80% x 100%) + (8.00% x 90% x 125%)
	=	0.840

Because the Basket Return is less than 0.9, the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return -1 + 10%) x 1.1111]
	=	$1,000 x [1 + (0.840 - 1 + 10%) x 1.1111]
	=	$933.33

Scenario 6

Basket Component	Hang Seng China Enterprises Index	KOSPI 200 Index	MSCI Taiwan Index	Hang Seng Index	MSCI Singapore Index
Basket Currency	Hong Kong dollar	Korean won	Taiwan dollar	Hong Kong dollar	Singapore dollar
Weighting	33.00%	23.00%	20.00%	16.00%	8.00%
Basket Component Return	60%	65%	70%	75%	80%
Currency Return	100%	75%	85%	100%	55%
Basket Return	0.584
Payment at Maturity	$648.89

In Scenario 6, the Basket Component Returns for the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index are 60%, 65%, 70%, 75% and 80% respectively, indicating that each of the Basket Components has depreciated from its Initial Basket Component Level to its Final Basket Component Level, and the Currency Returns for the Hong Kong dollar, Korean won, Taiwan dollar and Singapore dollar are 100%, 75%, 85% and 55%, respectively, indicating in the case of the Korean won, Taiwan dollar and Singapore dollar that such currencies have weakened against the U.S. dollar such that the Final Spot Rate has depreciated from the Initial Spot Rate by 25%, 15% and 45%, respectively, for such currencies. The Basket Return is 0.584 and the Payment at Maturity per $1,000 principal amount of notes is $648.89, calculated as follows:

Basket Return	=	(33.00% x Hang Seng China Enterprises Basket Component Return x Hong Kong dollar Currency Return)
		+ (23.00% x KOSPI 200 Index Basket Component Return x Korean won Currency Return) +
		(20.00% x MSCI Taiwan Index Basket Component Return x Taiwan dollar Currency Return) +
		(16.00%x Hang Seng Index Basket Component Return x Hong Kong dollar Currency Return) +
		(8.00% x MSCI Singapore Index Basket Component Return x Singapore dollar Currency Return)
	=	(33.00% x 60% x 100%) + (23.00% x 65% x 75%) + (20.00% x 70% x 85%) +
		(16.00% x 75% x 100%) + (8.00% x 80% x 55%)
	=	0.584

Because the Basket Return is less than 0.9, the Payment at Maturity per $1,000 principal amount of notes is calculated as follows:

Payment at Maturity	=	$1,000 x [1 + (Basket Return -1 + 10%) x 1.1111]
	=	$1,000 x [1 + (0.584 - 1 + 10%) x 1.1111]
	=	$648.89

Selected Purchase Considerations

•
APPRECIATION POTENTIAL IF THE BASKET RETURN IS POSITIVE – The notes provide the opportunity to enhance returns by multiplying any appreciation in the value of the Basket by two, up to the Maximum Return on the notes, which will be set on the Pricing Date and will not be less than 20.74%. Accordingly, the maximum amount payable at maturity is expected to be $1,207.40 for every $1,000 principal amount of notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the principal amount of the notes is protected against a decline in the value of the Basket of up to 10%. If the Basket Return is less than 0.90, for every 1% by which the Basket Return is less than 0.90, you will lose an amount equal to 1.1111% of the principal amount of your notes.

•
DIVERSIFICATION AMONG THE BASKET COMPONENTS – The return on the notes is linked to a basket consisting of the Hang Seng China Enterprises Index, KOSPI 200 Index, MSCI Taiwan Index, the Hang Seng® Index, the MSCI Singapore Index, and the exchange rates of the Hong Kong dollar, the Korean won, the Singapore dollar and the new Taiwan dollar, each with respect to the U.S. dollar. The Hang Seng China Enterprises Index is a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the HKSE. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. The KOSPI 200 is a capitalization-weighted index of 200 Korean stocks which make up a large majority of the total market value of the KRX Stock Market (‘‘KRX’’). The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups. The MSCI Taiwan Index a free float-adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. The Hang Seng® Index is a free-float adjusted market capitalization weighted stock market index of The Stock Exchange of Hong Kong Ltd. (“HKSE”) and purports to be an indicator of the performance of the Hong Kong stock market. The MSCI Singapore Index is a free float-adjusted market capitalization index that is calculated by MSCI Inc. (“MSCI”) and designed to measure equity market performance in Singapore. For further information on the Basket Components, see “The Indices—The Hang Seng® Indices—The Hang Seng China Enterprises Index,” “The Indices—The Korea Stock Price Index 200,” “The Indices—The MSCI Indices—The MSCI Taiwan Index,” “The Indices— The Hang Seng® Indices— The Hang Seng Index” and the “The Indices—The MSCI Indices—The MSCI Singapore Index” in the accompanying underlying supplement.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to ‘‘Certain United States Federal Income Tax Considerations’’ in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Currencies, the Basket Components or any of the stocks comprising the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket as reflected by the Basket Return. If the Basket Return is greater than or equal to 0.90, you will be entitled to receive at least the principal amount of your notes at maturity. However, if the Basket Return is less than 0.90, your investment will be fully exposed on a leveraged basis to the decline in the value of the Basket and for every 1% by which the Basket Return is less than 0.90, you will lose an amount equal to 1.1111% of the principal amount of your notes.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – If the Basket Return is greater than 1.00, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Pricing Date and will not be less than 20.74%. Accordingly, your maximum amount payable at maturity is expected to be $1,207.40 per $1,000 principal amount of notes. Any payment at maturity is subject to our ability to satisfy our obligations as they become due.

•
CHANGES IN THE VALUES OF THE BASKET COMPONENTS AND THE EXCHANGE RATES OF THE BASKET CURRENCIES MAY OFFSET EACH OTHER – Price movements in the Basket Components and movements in the exchange rates of the Basket Currencies may not correlate with each other. At a time when the value of one or more of the Basket Components increases and/or one or more of the Basket Currencies appreciates against the U.S. dollar, the value of the other Basket Components may not increase as much or may even decline and/or one or more of the Basket Currencies may not appreciate as much or may weaken against the U.S. dollar. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Components and/or increases in the value of one or more of the Basket Currencies against the U.S. dollar may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Components and/or the value of the other Basket Currencies against the U.S. dollar.

•
THE HONG KONG DOLLAR DOES NOT FLOAT FREELY – Exchange rates of many developed and major emerging economies, including the United States, currently are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, the Hong Kong dollar does not float freely. The exchange rate of the Hong Kong dollar against the U.S. dollar is fixed within a narrow range by the Hong Kong Monetary Authority. For so long as the Hong Kong Monetary Authority restricts the Hong Kong dollar from floating against the U.S. dollar, the exchange rate between the Hong Kong dollar and the U.S. dollar will not fluctuate by any appreciable amount. If at any time the Hong Kong Monetary Authority permits the Hong Kong dollar to float, the exchange rate between the Hong Kong dollar and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the Basket Return, and, consequently, the value of your notes.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States, China, Taiwan, Singapore and Korea and between each country and its major trading partners; and

•	the extent of governmental surplus or deficit in the United States and China, Taiwan, Singapore and Korea.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, China, Taiwan Singapore and Korea and those of other countries important to international trade and finance.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Basket Components.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES — Investments in securities indexed to the value of foreign equity securities, such as the securities composing the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Taiwan Index, the Hang Seng Index and the MSCI Singapore Index involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the levels of the Basket Components and the exchange rates of the Basket Currencies with respect to the U.S. dollar on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time to maturity of the notes;

•	the dividend rate on the stocks comprising the Basket Components;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Basket Components or stock markets generally;

•	the exchange rate and volatility of the exchange rate between the U.S. dollar, the Hong Kong dollar, the Korean won, the Singapore dollar and the new Taiwan dollar; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Currency Disruption Events

If the Spot Rate for any Basket Currency is unavailable for any reason, the Spot Rate for such Basket Currency will be determined by the calculation agent in a commercially reasonable manner and in accordance with general market practice.

Historical Information

The following graphs set forth the historical performance of each Basket Component based on the closing levels of such Basket Component from January 1, 2004 through June 1, 2009 and the historical performance of each Basket Currency based on the exchange rates of such Basket Currency with respect to the U.S. dollar (expressed as the number of U.S. dollars per one unit of such Basket Currency) from January 1, 2004 through June 1, 2009. The closing level of the Hang Seng China Enterprises Index on June 1, 2009 was 10937.85. The HKDUSD exchange rate on June 1, 2009 was 0.12901. The closing level of the KOSPI 200 Index on June 1, 2009 was 180.90. The KRWUSD exchange rate on June 1, 2009 was 0.000810. The closing level of the MSCI Taiwan Index on June 1, 2009 was 254.47. The TWDUSD exchange rate on June 1, 2009 was 0.030902. The closing level of the Hang Seng® Index on June 1, 2009 was 18888.59. The closing level of the MSCI Singapore Index on June 1, 2009 was 286.38. The SGDUSD exchange rate on June 1, 2009 was 0.6936. We obtained the closing levels of the Basket Components and the exchange rates of the Basket Currencies below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Basket Components and the historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket Components on any of the Valuation Dates or as to the exchange rates of the Basket Currencies with respect to the U.S. dollar on the Final Valuation Date. We cannot give you assurance that the performance of the Basket Components or the Basket Currencies will result in the return of any of your initial investment.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Basket that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if

(a)
a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the “Bill”) that was referred to the House Ways and Means Committee of the previous Congress and would apply to “prepaid derivative contracts” acquired after the date of enactment of the Bill. No further action was taken on the Bill and it has not been reintroduced in the current Congress. The Bill, if reintroduced with the same language, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder’s tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if reintroduced with the same language and enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For more information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse